AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made as of October 1, 2008, among U.S. Global Investors Funds, a Delaware statutory trust (the “Trust”), on behalf of the China Region Fund, All American Equity Fund, Gold and Precious Metals Fund, World Precious Minerals Fund, Global Resources Fund, Eastern European Fund, Global Emerging Markets Fund, Holmes Growth Fund, Global MegaTrends Fund, Tax Free Fund, Near-Term Tax Free Fund, U.S. Government Securities Savings Fund, and U.S. Treasury Securities Cash Fund, each a segregated portfolio of assets (“series”) thereof (each a “New Fund” and collectively, the “New Funds”); U.S. Global Investors Funds, a Massachusetts business trust (the “Investors Funds Trust”), on behalf of the China Region Fund, All American Equity Fund, Gold and Precious Metals Fund, World Precious Minerals Fund, Global Resources Fund, Tax Free Fund, Near-Term Tax Free Fund, U.S. Government Securities Savings Fund, and U.S. Treasury Securities Cash Fund, each a series thereof (each a “Predecessor Fund” and collectively, the “Investors Funds”); U.S. Global Accolade Funds, a Massachusetts business trust (the “Accolade Funds Trust”), on behalf of the Eastern European Fund, Global Emerging Markets Fund, Holmes Growth Fund, and Global MegaTrends Fund (each a “Predecessor Fund” and collectively, the “Accolade Funds” and, together with the Investors Funds, the “Predecessor Funds”); and U.S. Global Investors, Inc. (“USGI”), investment adviser to the Funds (for purposes of Sections 6 and 8 only).  Each New Fund and Predecessor Fund is sometimes referred to herein as a “Fund,” and each trust is sometimes referred to herein as an “Investment Company.”  All agreements, covenants, representations, actions, and obligations described herein made or to be taken or undertaken by the New Funds are made and shall be taken or undertaken by the Trust on its behalf, and all rights and benefits created hereunder in favor of the New Funds shall inure to, and shall be enforceable by, the Trust on its behalf.

Each Investment Company desires to effect a reorganization described in section 368(a) of the Internal Revenue Code of 1986, as amended (“Code”), and intends this Agreement to be, and adopts it as, a “plan of reorganization” within the meaning of the regulations under the Code (“Regulations”).  The reorganization will involve the change of each Predecessor Fund’s identity, form and place of organization -- by converting from a Predecessor Fund to a series of the Trust -- by (1) transferring all of its assets to its corresponding New Fund (each of which is being established solely for the purpose of acquiring such assets and continuing the Predecessor Fund’s business) in exchange solely for voting shares of beneficial interest in the New Fund and the New Fund’s assumption of all of the Predecessor Fund’s liabilities, (2) distributing such shares of the New Fund pro rata to the Predecessor Fund’s shareholders in exchange for their shares of beneficial interest in the Predecessor Fund and in complete liquidation thereof, and (3) terminating the Predecessor Fund (all the foregoing transactions being referred to herein collectively as the “Reorganization”), all on the terms and conditions set forth herein.

Each Investment Company’s Board of Trustees (each, a “Board”), including a majority of its members who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) thereof, (1) has duly adopted and approved this Agreement and the transactions contemplated hereby and (2) has determined that participation in the Reorganization is in the best interests of the respective Funds and that the interests of the existing shareholders of the respective Funds will not be diluted as a result of the Reorganization.

The Predecessor Funds offer a single class of voting shares of beneficial interest (“Predecessor Fund Shares”).  The New Funds will also offer a single class of voting shares of beneficial interest (“New Fund Shares”). The rights, powers, privileges, and obligations of the New Fund Shares will be substantially identical to those of the Predecessor Fund Shares.

In consideration of the mutual promises contained herein, each Investment Company agrees, on behalf of its respective Funds, as follows:

1.	PLAN OF REORGANIZATION

1.1 Subject to the requisite approval of each of the Predecessor Fund’s shareholders and the terms and conditions set forth herein, each Predecessor Fund shall assign, sell, convey, transfer, and deliver all of its assets described in paragraph 1.2 (“Assets”) to the corresponding New Fund.  In exchange therefore, each New Fund shall --

(a) issue and deliver to the Predecessor Fund the number of full and fractional New Fund Shares equal to the number of full and fractional Predecessor Fund Shares then outstanding (all references herein to “fractional” shares meaning fractions rounded to the third decimal place), and

(b) assume all of the Predecessor Fund’s liabilities described in paragraph 1.3 (“Liabilities”).

Such transactions shall take place at the Closing (as defined in paragraph 2.1).

1.2 The Assets shall consist of all assets and property -- including all cash, cash equivalents, securities, commodities, futures interests, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, books and records, and deferred and prepaid expenses shown as assets on each Predecessor Fund’s books – a Predecessor Fund owns at the Effective Time (as defined in paragraph 2.1).

1.3 The Liabilities shall consist of all of a Predecessor Fund’s liabilities, debts, obligations, and duties of whatever kind or nature existing at the Effective Time, whether absolute, accrued, contingent or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at that time, and whether or not specifically referred to in this Agreement.  Without limiting the generality of the foregoing, the Liabilities shall include a Predecessor Fund’s obligations to USGI pursuant to an expense limitation agreement under which USGI is entitled to the reimbursement of certain fees waived or expenses reimbursed by USGI to a Predecessor Fund during the five (5) years prior to the Effective Time and shall include the Investors Funds Trust’s or the Accolade Funds Trust’s obligation to any independent trustee pursuant to a retirement agreement under which the independent trustee is entitled to a one-time cash payment.

1.4 At or immediately before the Closing, each New Fund shall redeem the Initial Share (as defined in paragraph 5.6) for $10.00.  At the Effective Time (or as soon thereafter as is reasonably practicable), each Predecessor Fund shall distribute the corresponding New Fund Shares it receives pursuant to paragraph 1.1(a) to its shareholders of record determined as of the Effective Time (each, a “Shareholder”), in proportion to their Predecessor Fund Shares then held of record and in exchange for their Predecessor Fund Shares, and will completely liquidate.  That distribution shall be accomplished by Trust’s transfer agent’s opening accounts on each New Fund’s shareholder records in the Shareholders’ names and transferring those New Fund Shares thereto.  Pursuant to such transfer, each Shareholder’s account shall be credited with the number of full and fractional New Fund Shares equal to the number of full and fractional Predecessor Fund Shares that Shareholder holds at the Effective Time.  All issued and outstanding Predecessor Fund Shares, including any represented by certificates, shall simultaneously be canceled on each Predecessor Fund’s shareholder records.  The New Funds shall not issue certificates representing the New Fund Shares issued in connection with the Reorganization.

1.5 As soon as reasonably practicable after distribution of the New Fund Shares pursuant to paragraph 1.4, but in all events within six months after the Effective Time, each Predecessor Fund shall be dissolved, liquidated, and terminated, and any further actions shall be taken in connection therewith as required by applicable law.

1.6 Any reporting responsibility of a Predecessor Fund to a public authority, including the responsibility for filing regulatory reports, tax returns, and other documents with the U.S. Securities and Exchange Commission (the “Commission”), any state securities commission, any federal, state, and local tax authorities, and any other relevant regulatory authority, is and shall remain its responsibility up to and including the date on which it is terminated.

1.7 Any transfer taxes payable on issuance of New Fund Shares in a name other than that of the registered holder on a Predecessor Fund’s shareholder records of the Predecessor Fund Shares actually or constructively exchanged therefore shall be paid by the person to whom those New Fund Shares are to be issued, as a condition of that transfer.

2.	CLOSING AND EFFECTIVE TIME

2.1 The Reorganization, together with related acts necessary to consummate the same (“Closing”), shall occur at the Investment Companies’ offices on October 1, 2008, or at such other place and/or on such other date as to which the Investment Companies may agree.  All acts taking place at the Closing shall be deemed to take place simultaneously immediately after the close of business (i.e., 4:00 p.m., Eastern time) on the date thereof (“Effective Time”).

2.2 Each Predecessor Fund shall direct the custodian for its assets (“Custodian”) to deliver at the Closing a certificate of an authorized officer stating that (a) the Assets have been delivered in proper form to each corresponding New Fund within two business days before or at the Effective Time and (b) all necessary taxes in connection with the delivery of the Assets, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made.  Each of a Predecessor Fund’s portfolio securities represented by a certificate or other written instrument shall be transferred and delivered by the Predecessor Fund as of the Effective Time for each corresponding New Fund’s account duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof.  The Custodian shall deliver as of the Effective Time by book entry, in accordance with the customary practices of the Custodian and any securities depository (as defined in Rule 17f-4 under the 1940 Act) in which any Assets are deposited, the Assets that are deposited with such depositories.  The cash to be transferred by each Predecessor Fund shall be delivered by wire transfer of federal funds at the Effective Time.

2.3 Each of the Investors Funds Trust and Accolade Funds Trust shall deliver to the Trust at the Closing a certificate of an authorized officer setting forth information (including adjusted basis and holding period, by lot) concerning the Assets, including all portfolio securities, on each Predecessor Fund’s books immediately before the Effective Time.

2.4 Each Investment Company shall deliver to the other at the Closing a certificate executed in its name by its President or a Vice President in form and substance reasonably satisfactory to the recipient and dated the date of the Closing, to the effect that the representations and warranties it made in this Agreement are true and correct at the Effective Time except as they may be affected by the transactions contemplated by this Agreement.

3.	REPRESENTATIONS AND WARRANTIES

3.1 Each of the Investors Funds Trust and Accolade Funds Trust, on each respective Predecessor Fund’s behalf, represents and warrants to the Trust, on each New Fund’s behalf, as follows:

(a) The Investors Funds Trust and the Accolade Funds Trust are each business trusts that are duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts; and their Second Amended and Restated Master Agreements (“Master Agreements”) are on file with the Commonwealth’s Corporations Division;

(b) The Investors Funds Trust and the Accolade Funds Trust are each duly registered as open-end management investment companies under the 1940 Act, and such registration will be in full force and effect at the Effective Time;

(c) At the Effective Time, the Investors Funds Trust and the Accolade Funds Trust, on each respective Predecessor Fund’s behalf, will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer, and deliver the Assets hereunder free of any liens or other encumbrances (except securities that are subject to “securities loans” as referred to in section 851(b)(2) of the Code or that are restricted to resale by their terms); and on delivery and payment for the Assets, the Trust, on each New Fund’s behalf, will acquire good and marketable title thereto;

(d) Each Predecessor Fund is not engaged currently, and the Investors Funds Trust’s and the Accolade Funds Trust’s execution, delivery, and performance of this Agreement will not result, in (1) a material violation of the respective Master Agreements or their By-Laws (collectively, “Company Governing Documents”) or of any agreement, indenture, instrument, contract, lease, or other undertaking to which the Investors Funds Trust or the Accolade Funds Trust, on the respective Predecessor Funds’ behalf, are a party or by which they are bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment, or decree to which the Investors Funds Trust or the Accolade Funds Trust, on the respective Predecessor Funds’ behalf, is a party or by which it is bound;

(e) All material contracts and other commitments of each Predecessor Fund (other than this Agreement and certain investment contracts, including options, futures, and forward contracts) will terminate, or provision for discharge of any liabilities of the Predecessor Fund thereunder will be made, at or before the Effective Time, without either the Predecessor Funds or the corresponding New Funds incurring any liability or penalty with respect thereto and without diminishing or releasing any rights the Predecessor Fund may have had with respect to actions taken or omitted or to be taken by any other party thereto before the Closing;

(f) No litigation, administrative proceeding, or investigation of or before any court or governmental body is presently pending or, to its knowledge, threatened against the Investors Funds Trust or the Accolade Funds Trust with respect to a respective Predecessor Fund or any of a Predecessor Fund’s properties or Assets that, if adversely determined, would materially and adversely affect a Predecessor Fund’s financial condition or the conduct of a Predecessor Fund’s business; and the Investors Funds Trust and the Accolade Funds Trust, on the respective Predecessor Funds’ behalf, know of no facts that might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions herein contemplated;

(g) Each Investors Fund’s Statement of Assets and Liabilities, Statements of Operations and Changes in Net Assets, and Portfolio of Investments at and for the year ended on June 30, 2007, and each Accolade Fund’s Statement of Assets and Liabilities, Statements of Operations and Changes in Net Assets, and Portfolio of Investments at and for the year ended on October 31, 2007 have been audited by KPMG LLP (the “Auditor”), an independent registered public accounting firm, and present fairly, in all material respects, each Predecessor Fund’s financial condition as of such respective dates in accordance with generally accepted accounting principles consistently applied (“GAAP”); and to the Predecessor Funds’ management’s best knowledge and belief, there are no known contingent liabilities, debts, obligations, or duties of a Predecessor Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date that are not disclosed therein;

(h) Since June 30, 2007 and October 31, 2007 with respect to the Investors Funds and Accolade Funds, respectively, there has not been any material adverse change in a Predecessor Fund’s financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by a Predecessor Fund of indebtedness maturing more than one year from the date such indebtedness was incurred; for purposes of this subparagraph, a decline in net asset value per Predecessor Fund Share due to declines in market values of securities a Predecessor Fund holds, the discharge of Predecessor Fund liabilities, or the redemption of Predecessor Fund Shares by its shareholders shall not constitute a material adverse change;

(i) At the Effective Time, all federal and other tax returns, dividend reporting forms, and other tax-related reports of each Predecessor Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on such returns and reports shall have been paid or provision shall have been made for the payment thereof, and to the best of each Predecessor Fund’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns;

(j) For each taxable year of its operation, each Predecessor Fund has met (or, for its current taxable year, will meet) the requirements of Subchapter M of Chapter 1 of the Code for qualification as a regulated investment company (“RIC”) and has been (or will be) eligible to and has computed (or will compute) its federal income tax under section 852 of the Code; from the time each of Investors Funds Trust’s or Accolade Funds Trust’s Board, as applicable, approved the transactions contemplated by this Agreement through the Effective Time, each Predecessor Fund has invested and will invest its assets in a manner that ensures its compliance with the foregoing; and each Predecessor Fund has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

(k) All issued and outstanding Predecessor Fund Shares are, and at the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by a Predecessor Fund and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the Securities Act of 1933, as amended (“1933 Act”), and state securities laws; all issued and outstanding Predecessor Fund Shares will, at the Effective Time, be held by the persons and in the amounts set forth in each Predecessor Fund’s transfer agent’s records, as provided in paragraph 2.3; and each Predecessor Fund does not have outstanding any options, warrants, or other rights to subscribe for or purchase any Predecessor Fund Shares, nor is there outstanding any security convertible into any Predecessor Fund Shares;

(l) Each Predecessor Fund’s current prospectus and statement of additional information, and each prospectus and statement of additional information including the Predecessor Fund used at all times prior to the date hereof (1) conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and (2) as of the date on which they were issued did not contain, and as supplemented by any supplement thereto dated before or at the Effective Time do not contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(m) The Proxy Statement (as defined in paragraph 4.5) (other than written information Trust provided for inclusion therein) will, on its effective date, at the Effective Time, and at the time of the Shareholders Meeting (as defined in paragraph 4.1), not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading; and

(n) The New Fund Shares are not being acquired for the purpose of any distribution thereof, other than in accordance with the terms hereof.

3.2 The Trust, on the New Funds’ behalf, represents and warrants to the Investors Funds Trust and the Accolade Funds Trust, on the respective Predecessor Funds’ behalf, as follows:

(a) The Trust is a statutory trust that is duly organized, validly existing, and in good standing under the laws of the State of Delaware; and its Certificate of Trust has been duly filed in the office of the Secretary of State thereof;

(b) The Trust is duly registered as an open-end management investment company under the 1940 Act, and such registration will be in full force and effect at the Effective Time;

(c) Before the Effective Time, each New Fund will be a duly established and designated series of Trust;

(d) The New Funds have were formed for the purpose of effecting the Reorganization, have not commenced operations or engaged in any business prior to Closing and will not commence operation or engage in any business until after the Closing;

(e) Before the Closing, there will be no (1) issued and outstanding New Fund Shares, (2) options, warrants, or other rights to subscribe for or purchase any New Fund Shares, (3) securities convertible into any New Fund Shares, or (4) any other securities issued by a New Fund, except the Initial Share;

(f) No consideration other than New Fund Shares (and each New Fund’s assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

(g) Each New Fund is not engaged currently, and the Trust’s execution, delivery, and performance of this Agreement will not result, in (1) a material violation of the Trust’s Trust Instrument or By-Laws (collectively, “Trust Governing Documents”) or of any agreement, indenture, instrument, contract, lease, or other undertaking to which the Trust, on the New Funds’ behalf, is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment, or decree to which the Trust, on the New Funds’ behalf, is a party or by which it is bound;

(h) No litigation, administrative proceeding, or investigation of or before any court or governmental body is presently pending or, to its knowledge, threatened against the Trust with respect to a New Fund or any of its properties or assets that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business; and the Trust, on the New Funds’ behalf, knows of no facts that might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions herein contemplated;

(i) Each New Fund will be a “fund” as defined in section 851(g)(2) of the Code; it will meet the requirements of Subchapter M of Chapter 1 of the Code for qualification as a RIC for its taxable year in which the Reorganization occurs; and it intends to continue to meet all such requirements for the next taxable year;

(j) The New Fund Shares to be issued and delivered to each Predecessor Fund, for the Shareholders’ accounts, pursuant to the terms hereof, (1) will at the Effective Time have been duly authorized and duly registered under the federal securities laws (and appropriate notices respecting them will have been duly filed under applicable state securities laws) and (2) when so issued and delivered, will be duly and validly issued and outstanding New Fund Shares and will be fully paid and non-assessable by the Trust;

(k) The Proxy Statement (only with respect to written information the Trust provided for inclusion therein) will, on its effective date, at the Effective Time, and at the time of the Shareholders Meeting, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading; and

(l) The Trust’s Trust Instrument permits the Trust to vary its shareholders’ investment; and the Trust does not have a fixed pool of assets -- each series thereof (including the New Funds after they commence operations) is (will be) a managed portfolio of securities, and its investment advisers (including USGI) have the authority to buy and sell securities for it.

3.3 The Trust, on the New Funds’ behalf, and the Investors Funds Trust and the Accolade Funds Trust, on the respective Predecessor Funds’ behalf, each represents and warrants to the other Investment Company, as follows:

(a) No governmental consents, approvals, authorizations, or filings are required under the 1933 Act, the Securities Exchange Act of 1934, as amended (“1934 Act”), the 1940 Act, or state securities laws for its execution or performance of this Agreement, except for such consents, approvals, authorizations, and filings as have been made or received or as may be required subsequent to the Effective Time; and

(b) The net asset value of the New Fund Shares each Shareholder receives will be equal to the net asset value of its Predecessor Fund Shares it actually or constructively surrenders in exchange therefore.

4.	COVENANTS

4.1 The Investors Funds Trust and the Accolade Funds Trust covenant to call a meeting of each respective Predecessor Fund’s shareholders to consider and act on this Agreement and to take all other action necessary to obtain approval of the transactions contemplated herein (“Shareholders Meeting”).

4.2 The Investors Funds Trust and the Accolade Funds Trust, on the respective Predecessor Funds’ behalf, covenant that the New Fund Shares to be delivered hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms hereof.

4.3 The Investors Funds Trust and the Accolade Funds Trust covenant that each will assist the Trust in obtaining information the Trust reasonably requests concerning the beneficial ownership of Predecessor Fund Shares.

4.4 The Investors Funds Trust and the Accolade Funds Trust covenant that each will turn over each respective Predecessor Fund’s books and records (including all books and records required to be maintained under the 1940 Act and the rules and regulations thereunder) to the Trust at the Closing.

4.5 Each Investment Company covenants to cooperate in preparing, in compliance with applicable federal securities laws, a proxy statement relating to the Reorganization to be furnished in connection with the Investors Funds Trust’s and the Accolade Funds Trust’s Boards’ solicitation of proxies for use at the Shareholders Meeting (collectively, “Proxy Statement”).

4.6 Each Investment Company covenants that it will, from time to time, as and when requested by an other Investment Company, execute and deliver or cause to be executed and delivered all assignments and other instruments, and will take or cause to be taken further action, the other Investment Company deems necessary or desirable in order to vest in, and confirm to, as applicable (a) each New Fund, title to and possession of all the Assets, and (b) each Predecessor Fund, title to and possession of the New Fund Shares to be delivered hereunder, and otherwise to carry out the intent and purpose hereof.

4.7 The Trust covenants to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act, and state securities laws it deems appropriate to continue its operations after the Effective Time.

4.8 Subject to this Agreement, each Investment Company covenants to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable to consummate and effectuate the transactions contemplated hereby.

4.9 On or before the Effective Time, each Predecessor Fund shall have declared and paid a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of the Predecessor Fund’s investment company taxable income (computed without regard to any deduction for dividends paid), if any, plus the excess, if any, of its interest income excludible from gross income under Section 103(a) of the Code over its deductions disallowed under Sections 265 and 171(a)(2) of the Code for all taxable periods or years ending on or before the Effective Time, and all of its net capital gains realized (after reduction for any capital loss carry forward), if any, in all taxable periods or years ending on or before the Effective Time.

4.10 It is the intention of the parties that the transaction will qualify as a reorganization within the meaning of Section 368(a) of the Code.  Neither the Trust, the Investors Funds Trust, the Accolade Funds Trust, the Predecessor Funds nor the New Funds shall take any action or cause any action to be taken (including, without limitation the filing of any tax return) that is inconsistent with such treatment or results in the failure of the transaction to qualify as a reorganization within the meaning of Section 368(a) of the Code.  At or prior to the Effective Time, the parties to this Agreement will take such reasonable action, or cause such action to be taken, as is reasonably necessary to enable Morgan, Lewis & Bockius LLP (“Morgan Lewis”) to render the tax opinion contemplated in the Agreement.

5.	CONDITIONS PRECEDENT

Each Investment Company’s obligations hereunder shall be subject to (a) performance by the other Investment Companies of all their obligations to be performed hereunder at or before the Closing, (b) all representations and warranties of the other Investment Companies contained herein being true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated hereby, as of the Effective Time, with the same force and effect as if made at and as of such time, and (c) the following further conditions that, at or before such time:

5.1 All necessary filings shall have been made with the Commission and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the parties to carry out the transactions contemplated hereby.  The Commission shall not have issued an unfavorable report with respect to the Reorganization under section 25(b) of the 1940 Act nor instituted any proceedings seeking to enjoin consummation of the transactions contemplated hereby under section 25(c) of the 1940 Act.  All consents, orders, and permits of federal, state, and local regulatory authorities (including the Commission and state securities authorities) either Investment Company deems necessary to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain same would not involve a risk of a material adverse effect on either the Predecessor Funds’ or the New Funds’ assets or properties;

5.2 At the Effective Time, no action, suit, or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or to obtain damages or other relief in connection with, the transactions contemplated hereby;

5.3 The Investors Funds Trust and the Accolade Funds Trust shall have received an opinion of Vedder Price P.C. (“Vedder Price”) substantially to the effect that:

(a) Each New Fund is a duly established series of the Trust, a trust that is validly existing as a statutory trust under the laws of the State of Delaware;

(b) This Agreement has been duly authorized, executed and delivered by the Trust;

(c) The New Fund Shares to be issued and distributed to the Shareholders under this Agreement have been duly authorized and, on their issuance and delivery in accordance with this Agreement, will be validly issued, fully paid, and non-assessable;

(d) The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, materially violate any provision of the Trust Governing Documents;

(e) To Vedder Price’s knowledge (without any independent inquiry or investigation), no consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Trust, on the New Funds’ behalf, of the transactions contemplated herein, except any that have been obtained and are in effect and exclusive of any required under state securities laws;

(f) The Trust is registered with the Commission as an investment company, and to Vedder Price’s knowledge, is not subject to any stop order; and

(g) To Vedder Price’s knowledge (without any independent inquiry or investigation), as of the date of the opinion, there is no action or proceeding pending before any court or governmental agency, or overtly threatened in writing against the Trust (with respect to the New Funds) or any of its properties or assets attributable or allocable to a New Fund that seeks to enjoin the performance or affect the enforceability of this Agreement, except as set forth in such opinion.

In rendering such opinion, Vedder Price need not undertake any independent investigation, examination, or inquiry to determine the existence or absence of any facts, need not cause a search to be made of court records or liens in any jurisdiction with respect to the Trust or a New Fund, and may (1) rely, as to matters governed by the laws of the State of Delaware, on an opinion of competent Delaware counsel, (2) make assumptions that the execution, delivery, and performance of any agreement, instrument, or document by any person or entity other than the Trust have been duly authorized, (3) make assumptions regarding the authenticity, genuineness, and/or conformity of documents and copies thereof without independent verification thereof and other assumptions customary for opinions of this type, (4) limit such opinion to applicable federal and state law, (5) define the word “knowledge” and related terms to mean the actual knowledge of attorneys then with Vedder Price who have devoted substantive attention to matters directly related to this Agreement and the Reorganization and not to include matters as to which such attorneys could be deemed to have constructive knowledge, and (6) rely as to matters of fact on certificates of public officials and statements contained in officers’ certificates;

5.4 The Trust shall have received an opinion of Vedder Price substantially to the effect that:

(a) Each Investors Fund is a duly established series of the Investors Funds Trust, a business trust that is validly existing and in good standing under the laws of the Commonwealth of Massachusetts;

(b) This Agreement has been duly authorized executed and delivered by the Investors Funds Trust;

(c) The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, materially violate any provision of the Investors Funds Trust’s Governing Documents;

(d) To Vedder Price’s knowledge (without any independent inquiry or investigation), no consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Investors Funds Trust, on the Investors Funds’ behalf, of the transactions contemplated herein, except any that have been obtained and are in effect and exclusive of any required under state securities laws;

(e) The Investors Funds Trust is registered with the Commission as an investment company, and to Vedder Price’s knowledge, is not subject to any stop order; and

(f) To Vedder Price’s knowledge (without any independent inquiry or investigation), as of the date of the opinion, there is no action or proceeding pending before any court or governmental agency, or overtly threatened in writing against the Investors Funds Trust (with respect to the Investors Funds) or any of its properties or assets attributable or allocable to the Investors Funds that seeks to enjoin the performance or affect the enforceability of this Agreement, except as set forth in such opinion.

In rendering such opinion, Vedder Price need not undertake any independent investigation, examination, or inquiry to determine the existence or absence of any facts, need not cause a search to be made of court records or liens in any jurisdiction with respect to the Investors Funds, and may (1) rely, as to matters governed by the laws of the Commonwealth of Massachusetts, on an opinion of competent Massachusetts counsel, (2) make assumptions that the execution, delivery, and performance of any agreement, instrument, or document by any person or entity other than the Investors Funds Trust have been duly authorized, (3) make assumptions regarding the authenticity, genuineness, and/or conformity of documents and copies thereof without independent verification thereof and other assumptions customary for opinions of this type, (4) limit such opinion to applicable federal and state law, (5) define the word “knowledge” and related terms to mean the actual knowledge of attorneys then with Vedder Price who have devoted substantive attention to matters directly related to this Agreement and the Reorganization and not to include matters as to which such attorneys could be deemed to have constructive knowledge, and (6) rely as to matters of fact on certificates of public officials and statements contained in officers’ certificates;

5.5 The Trust shall have received an opinion of Vedder Price substantially to the effect that:

(a) Each Accolade Fund is a duly established series of the Accolade Funds Trust, a business trust that is validly existing and in good standing under the laws of the Commonwealth of Massachusetts;

(b) This Agreement has been authorized, executed and delivered by the Accolade Funds Trust;

(c) The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, materially violate any provision of the Accolade Funds Trust’s Governing Documents;

(d) To Vedder Price’s knowledge (without any independent inquiry or investigation), no consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Accolade Funds Trust, on the Accolade Funds’ behalf, of the transactions contemplated herein, except any that have been obtained and are in effect and exclusive of any required under state securities laws;

(e) The Accolade Funds Trust is registered with the Commission as an investment company, and to Vedder Price’s knowledge, is not subject to any stop order; and

(f) To Vedder Price’s knowledge (without any independent inquiry or investigation), as of the date of the opinion, there is no action or proceeding pending before any court or governmental agency, or overtly threatened in writing against the Accolade Funds Trust (with respect to the Accolade Funds) or any of its properties or assets attributable or allocable to the Accolade Funds that seeks to enjoin the performance or affect the enforceability of this Agreement, except as set forth in such opinion.

In rendering such opinion, Vedder Price need not undertake any independent investigation, examination, or inquiry to determine the existence or absence of any facts, need not cause a search to be made of court records or liens in any jurisdiction with respect to the Accolade Funds, and may (1) rely, as to matters governed by the laws of the Commonwealth of Massachusetts, on an opinion of competent Massachusetts counsel, (2) make assumptions that the execution, delivery, and performance of any agreement, instrument, or document by any person or entity other than the Accolade Funds Trust have been duly authorized, (3) make assumptions regarding the authenticity, genuineness, and/or conformity of documents and copies thereof without independent verification thereof and other assumptions customary for opinions of this type, (4) limit such opinion to applicable federal and state law, (5) define the word “knowledge” and related terms to mean the actual knowledge of attorneys then with Vedder Price who have devoted substantive attention to matters directly related to this Agreement and the Reorganization and not to include matters as to which such attorneys could be deemed to have constructive knowledge, and (6) rely as to matters of fact on certificates of public officials and statements contained in officers’ certificates;

5.6 The Investment Companies shall have received an opinion of Morgan Lewis as to the federal income tax consequences mentioned below (“Tax Opinion”).  In rendering the Tax Opinion, Morgan Lewis may rely as to factual matters, exclusively and without independent verification, on the representations and warranties made in this Agreement, which Morgan Lewis may treat as representations and warranties made to it, and in separate letters addressed to it.  The Tax Opinion shall be substantially to the effect that, based on the facts and assumptions stated therein and conditioned on consummation of the Reorganization in accordance with this Agreement, for federal income tax purposes:

(a) The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and the Predecessor Funds and the New Funds will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

(b) No gain or loss will be recognized by a Predecessor Fund upon the transfer of all of its assets to the corresponding New Fund in exchange solely for the New Fund Shares and the assumption by the New Fund of the Predecessor Fund’s liabilities or upon the distribution of New Fund Shares to the Predecessor Fund’s shareholders in exchange for their shares of the Predecessor Fund;

(c) No gain or loss will be recognized by a New Fund upon its receipt of all of the assets of the corresponding Predecessor Fund in exchange solely for New Fund Shares and the assumption by the New Fund of the liabilities of the Predecessor Fund;

(d) The adjusted tax basis of the assets of a Predecessor Fund received by the corresponding New Fund will be the same as the adjusted tax basis of such assets to the Predecessor Fund immediately prior to the Reorganization;

(e) The holding period of the assets of a Predecessor Funds received by the corresponding New Fund will include the holding period of those assets in the hands of the Predecessor Fund immediately prior to the Reorganization;

(f) No gain or loss will be recognized by the shareholders of a Predecessor Fund upon the exchange of its Predecessor Fund Shares for New Fund Shares (including fractional shares to which they may be entitled) and the assumption by the corresponding New Fund of the liabilities of the Predecessor Fund;

(g) The aggregate adjusted tax basis of New Fund Shares received by the shareholders of a corresponding Predecessor Fund (including fractional shares to which they may be entitled) pursuant to the Reorganization will be the same as the aggregate adjusted tax basis of Predecessor Fund Shares held by the Predecessor Fund’s shareholders immediately prior to the Reorganization;

(h) The holding period of New Fund Shares received by the shareholders of the corresponding Predecessor Fund (including fractional shares to which they may be entitled) will include the holding period of Predecessor Fund Shares surrendered in exchange therefore, provided that Predecessor Fund Shares were held as a capital asset as of the Closing Date; and

(i) For purposes of section 381 of the Code, each New Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the Treasury Regulations) the items of the corresponding Predecessor Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code.

No opinion will be expressed as to the effect of the Reorganization on (i) the Predecessor Funds or the New Funds with respect to any Asset as to which any unrealized gain or loss is required to be recognized for U.S. federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting and (ii) any Predecessor Fund or New Fund shareholder that is required to recognize unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting.

Such opinion shall be based on customary assumptions, limitations and such representations as Morgan Lewis may reasonably request, and each Predecessor Fund and New Fund will cooperate to make and certify the accuracy of such representations.  Such opinion may contain such assumptions and limitations as shall be in the opinion of such counsel appropriate to render the opinions expressed therein;

5.7 Before the Closing, Trust’s Board shall have authorized the issuance of, and each New Fund shall have issued, one New Fund Share (“Initial Share”) to U.S. Global Brokerage, Inc., the Trust’s distributor (“Distributor”), or an affiliate thereof (“sole shareholder”) in consideration of the payment of $10.00 to take whatever action it may be required to take as each New Fund’s sole shareholder pursuant to paragraph 5.8;

5.8 The Trust (on behalf of and with respect to each New Fund) shall have entered into, or adopted, as appropriate, an investment advisory contract and other agreements and plans necessary for each New Fund’s operation as a series of an open-end investment company.  Each such contract and agreement shall have been approved by the Trust’s Board and, to the extent required by law (as interpreted by Commission staff positions), by its trustees who are not “interested persons” (as defined in the 1940 Act) thereof and by each New Fund’s sole shareholder;

5.9 At any time before the Closing, any Investment Company may waive any of the foregoing conditions (except those set forth in paragraphs 5.1, 5.6, 5.7, and 5.8) if, in the judgment of its Board, such waiver will not have a material adverse effect on its Fund’s shareholders’ interests.

5.10           The Trust, on behalf of the New Funds, shall have entered into an expense cap agreement with the Adviser limiting the expenses of each New Fund, excluding extraordinary expenses, taxes, brokerage and interest, for a one-year period ending September 30, 2009, as follows:

Fund	Expense Cap
China Region Fund	2.00%
All American Equity Fund	1.75%
Gold and Precious Metals Fund	1.50%
World Precious Minerals Fund	1.50%
Global Resources Fund	1.50%
Eastern European Fund	2.25%
Global Emerging Markets Fund	2.50%
Holmes Growth Fund	1.75%
Global MegaTrends Fund	1.85%
Tax Free Fund	0.70%
Near-Term Tax Free Fund	0.45%
U.S. Government Securities Savings Fund	0.45%
U.S. Treasury Securities Cash Fund	1.00%

5.11           The insurance carriers for the Investors Funds Trust and the Accolade Funds Trust agree to provide continued coverage for the Trust in amounts providing the same aggregate coverage as in effect on the date of this Agreement.

5.12           This Agreement and the transactions contemplated herein, with respect to the Predecessor Funds, shall have been approved by the requisite vote of the Shareholders in accordance with the provisions of the Governing Documents of the Investors Funds Trust and the Accolade Funds Trust, as applicable, Massachusetts law and the 1940 Act.

6.	EXPENSES

All fees and expenses incurred directly in connection with the Reorganization and the transactions contemplated by this Agreement will be borne by USGI, including proxy preparation, printing, mailing and solicitation expenses; counsel fees; any incremental Board Meeting fees and retirement payments pursuant to a retirement agreement.

7.	ENTIRE AGREEMENT; NO SURVIVAL

No Investment Company has made any representation, warranty, or covenant not set forth herein, and this Agreement constitutes the entire agreement among the Investment Companies and USGI.  The representations, warranties, and covenants contained herein or in any document delivered pursuant hereto or in connection herewith shall not survive the Closing.

8.	TERMINATION

This Agreement may be terminated at any time at or before the Closing:

8.1 By any Investment Company (a) in the event of any other Investment Company’s material breach of any representation, warranty, or covenant contained herein to be performed at or before the Closing, (b) if a condition to its obligations has not been met and it reasonably appears that such condition will not or cannot be met, (c) if a governmental body issues an order, decree, or ruling having the effect of permanently enjoining, restraining, or otherwise prohibiting consummation of the Reorganization, or (d) if the Closing has not occurred on or before December 31, 2008, or such other date as to which the Investment Companies agree; or

8.2 By the Investment Companies’ mutual agreement; or

8.3           By either Investment Company by written notice to the other parties following a determination by the terminating party’s Board of Trustees that the consummation of the Reorganization is not in the best interest of its Funds.

8.4           By USGI by written notice to the other parties following a determination by it that the consummation of the Reorganization is not in its best interests.

In the event of a termination under paragraphs 8.1(c), 8.2, 8.3 or 8.4, this Agreement shall become void and there shall be no liability hereunder on the part of any party (except for USGI as provided in Section 6), or their respective Directors or Trustees, officers, except for any such material breach or intentional misrepresentation, as to each of which all remedies at law or in equity of the party adversely affected shall survive.

9.	AMENDMENTS

The Investment Companies may amend, modify, or supplement this Agreement at any time in any manner they mutually agree on in writing, notwithstanding a Predecessor Fund’s shareholders’ approval thereof; provided that, following such approval no such amendment, modification, or supplement shall have a material adverse effect on the Shareholders’ interests.

10.	SEVERABILITY

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

11.	MISCELLANEOUS

11.1 This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

11.2 Nothing expressed or implied herein is intended or shall be construed to confer on or give any person, firm, trust, or corporation other than each Investment Company and its respective successors and assigns any rights or remedies under or by reason of this Agreement.

11.3 Notice is hereby given that this instrument is executed and delivered on behalf of the Trust’s trustees and the Investors Funds Trust’s and the Accolade Funds Trust’s trustees, solely in their capacities as trustees and not individually.  Each Investment Company’s obligations under this instrument are not binding on or enforceable against any of its trustees, officers, or shareholders or any series thereof other than the respective Predecessor Funds and the New Funds, but are only binding on and enforceable against each Predecessor Fund’s or each New Fund’s property, respectively.  Each Investment Company, in asserting any rights or claims under this Agreement shall look only to its own property in settlement of such rights or claims and not to the property of any other series thereof other than its Predecessor Fund or New Fund, as applicable, or to such trustees, officers, or shareholders.

11.4 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been executed by each party and delivered to the other parties.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed and delivered by its duly authorized officer as of the day and year first written above.

U.S. GLOBAL INVESTORS FUNDS, on behalf of each of its series

By:  /s/ Frank E. Holmes
Frank E. Holmes
President and Chief Executive Officer

U.S. GLOBAL ACCOLADE FUNDS, on behalf of each of its series

By:  /s/ Frank E. Holmes
Frank E. Holmes
President and Chief Executive Officer

U.S. GLOBAL INVESTORS FUNDS (NEW TRUST), on behalf of each of its series

By: /s/ Frank E. Holmes
Frank E. Holmes
President and Chief Executive Officer

U.S. GLOBAL INVESTORS, INC.
(For Purposes of Sections 6 and 8 Only)

By:  /s/ Susan B. McGee
Susan B. McGee
President and General Counsel